FOR FURTHER INFORMATION: Sean T. Smith SVP – CFO Photronics, Inc. (203) 775-9000 ssmith@photronics.com
Press Release

FOR IMMEDIATE RELEASE
July 21, 2008

PHOTRONICS ANNOUNCES RESIGNATION OF CEO, MICHAEL J. LUTTATI
Company to Retain Executive Search Firm to Find Replacement

     BROOKFIELD, Connecticut, July 21, 2008 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced today that Michael J. Luttati will step down as Chief Executive Officer of the Company and as a member of the Board of Directors effective immediately. Chairman of the Photronics Board of Directors, Constantine ("Deno") Macricostas will assume the role of interim CEO.

     Mr. Luttati will remain as a consultant to the Company for a period of time to help with the transition to new leadership. Photronics’ Board of Directors has appointed a search committee and will retain an executive search firm to lead the task of identifying a new Chief Executive Officer.

     “We want to thank Mike for his valuable contributions to the Company over the years and wish him and his family well in their future endeavors,” said Mr. Macricostas. “Mike represented and served the Company admirably in his tenure as CEO, and set in place strategic initiatives that position the Company for long-term growth. After assessing the future direction of the Company, the Board of Directors and Mike mutually agreed that this was an appropriate time to make a change in leadership.”

     “It has been a privilege to work with the wonderful employees of Photronics for the past 3 years,” said Mr. Luttati. “Photronics has built its reputation as the acknowledged service leader in its field and is now poised to succeed in its next phase of growth. I look forward to following the Company’s progress and assisting the Board with a smooth transition.”

#     #     #

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.